EXHIBIT 99

UNITED INDUSTRIAL CORPORATION
18 EAST 48TH STREET, NEW YORK, NY  10017

Contact:  Susan Fein Zawel
          (212) 752-8787

FOR IMMEDIATE RELEASE


                         UNITED INDUSTRIAL CORPORATION
                         SELLS WEATHER SYSTEMS BUSINESS
                         ------------------------------


         New York, NY, October 3, 1997 -- United Industrial Corporation (NYSE:UIC) today announced the sale of its AAI Systems Management, Inc. (SMI) subsidiary to All Weather, Inc., a holding company formed by Ridge Capital, Northstar Capital, and the management team of SMI. The sale of SMI, which produces automated weather and environmental reporting systems, is part of United Industrial's strategy to refocus its resources on building its core defense and related technology businesses.

         Under the terms of the transaction, United Industrial received cash of $18.5 million and a five-year subordinated note for $2.375 million. United Industrial plans to invest the proceeds from the sale in growing its core business.

         For the six months ended June 30, 1997 and for the year ended December 31, 1996 the net sales of the Weather Systems business were 15.8% and 16.9% of the United Industrial's consolidated net sales, respectively. Pretax earnings were 22.3% and 26.3% of the consolidated pretax earnings during corresponding periods.

         Richard R. Erkeneff, President and Chief Executive Officer of United Industrial, commented, "The sale of SMI demonstrates our continued progress in implementing the strategy we announced last December. With the sale of Neo Products last month, we have now divested two non-core businesses, so that we can better focus on maximizing the growth potential in our core defense and related technology businesses."

         United Industrial Corporation is an international high technology company focused on the design and production of defense, training, transportation, and energy systems. Its products include unmanned air vehicles, training and


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simulation systems, automated aircraft test and maintenance equipment, and combat vehicles and ordnance systems. It also manufactures ground transportation components, combustion equipment for biomass and refuse fuels, and specialized firefighter training installations.

         Ridge Capital Corporation is a private investment management and merchant banking firm based in Barrington, Illinois. Northstar Capital, Ltd. is a Minneapolis-based investment management company.


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